State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certify that the foregoing has been filed and approved on this 1st day of July, 1996, in the office of this division and hereby issue this certificate thereof.
Department of Commerce
Examiner ______BS_____ Date 7/2/96

(Seal of Dept)	____________________
		Korla T. Woods
		Division Director

                            ARTICLES OF AMENDMENT

                                     FOR

                             CROFF OIL COMPANY
                           hereafter to be known as

                            CROFF ENTERPRISES, INC.
                             Dated: June 26, 1996

       Croff Oil Company, hereafter to be known as "Croff Enterprises, Inc." (hereinafter sometimes the "Company" or "CEI"), submits the following Articles of Amendment to the UtahDivision of Corporations for filing pursuant to Utah Code Annotated 16-l0a-1006.
       In accordance with the foregoing section, the Company has adopted the following Articles pursuant to vote and recommendation of its Board of Directors and as adopted by majority vote of its shareholders. The specific statutorily required voting information as to each amendment follows the text of the amendment as set-out below:

                                                          I.
                                          AMENDMENT NO. 1
                        Change of Name to CROFF ENTERPRISES, Inc.
       The Company hereby amends its official name from Croff Oil Company to "CROFF ENTERPRISES, INC" pursuant to recommendation of its Board of Directors and ratifying shareholder vote, but authorizes the Company to continue using the trade name of Croff Oil Company for its oil and gas business as its Board may determine. [The foregoing amendment was adopted at a shareholder meeting on January 16, 1996. At the time of adoption, the Company had issued, outstanding and entitled to vote only one class of common stock. Of the 516,515 issued, outstanding and entitled to vote, 286,190 shares were present in person, or by proxy, at the meeting; 279,919 shares voted in favor of the change of name of the corporation; 750 shares abstained, and, 10,415 shares voted against such proposal. The Board of Directors has determined that a majority of shares were present constituting a quorum, and that a majority of the shares present voted in favor of the foregoing proposal on the day and date indicated above. ]









                                      II.

                                	AMENDMENT NO 2

              Creation of General Class of Preferred Class "A" Stock

       At a shareholders' meeting held on January 16, 1996, the shareholders approved the Board of Directors' recommendation to create a new general class of preferred stock in the Company. There is hereby authorized Five Million (5,000,000) shares of Preferred Class "A" stock . Such stock shall be subject to and issued in accordance with the following terms:

1) Issued as the Board determines for cash and/or assets;

2) Paid in and stated capital for such preferred shares shall be as subsequently allocated by the Board;

3) Preference over common as to assets on liquidation,

4) Preference to Class "B." Preferred Shares and common shares income rights, excluding oil and natural gas assets of the Company;

5) Call and dividend as may be set by Board of Directors

6) The Board shall determine if voting rights are granted as issued.
[The foregoing amendment was adopted at a shareholder meeting on January l6, 1996. At the time of adoption the Company had issued outstanding and entitled to vote only one class of common stock (of the 516,515 issued, outstanding and entitled to vote, 286,190 shares were present in person, or by proxy, at the meetings; 272,919 shares voted in favor of the creation of Class 'A' Preferred Shares; 750 shares abstained; and, 10,415 shares voted against such proposal. The Board of Directors has determined that a majority of shares were present constituting a quorum and that a majority of the shares present voted in favor of the foregoing proposal on the day and date indicated above.]

                                	III.

                            AMENDMENT NO. 3

        Creation and Issuance of Special Class "B" Preferred Stock

       At the shareholder meeting held on January 16, 1996 the shareholders approved the Board of Directors' recommendation to issue one share of the newly created Preferred Class "B" stock for each share of common stock presently outstanding in the Company. There is hereby authorized Five Hundred Twenty Thousand (520,000) shares of Preferred Class B" shares pursuant to shareholder Resolution. Such stock shall be subject and issued in accordance with the following terms:


       1. The Preferred Class 'B." stock will be the sole class of preferred stock authorized by the Company entitled to any vote upon or interest in the oil and natural gas assets or income of the Company. The preferred Class "B" stock will have priority pursuant to Utah Law over all common, other preferred stocks and affiliated creditors of the Company in the event of liquidation, distribution, merger or sale of the oil and natural gas assets of the Company. Such preference will provide that the Preferred Class "B" shareholders will be paid, pro rata for their shareholder's interest, all of the net asset value of the natural gas and oil assets of Croff Oil Company (Croff Enterprises) and with respect to these assets, there shall be no distribution to any common or other preferred shareholders.

       2. The preferred Class "B" shareholders shall have a priority property and shareholders' interest, right, claim and entitlement over all common shareholders with respect to the Company's oil, natural gas, and perpetual mineral investments (hereinafter "oil assets"). The Class "B'' preferred shareholders also shall be exclusively entitled to all dividends, distribution, other income, or any other beneficial distributions which are based directly or indirectly on the oil assets and such right and interest shall be recognized as the exclusive beneficial use of the oil assets. Further, only a vote of a majority of the preferred, Class "B" shareholders can effect a modification of the provisions of these priorities and pledge rights.

       3. The preferred Class "B" stock will be non-voting stock, except for the right of majority consent provided for in the preceding paragraph of this Article of Amendment.

       4. No guaranteed dividend or interest right is created in these Articles as to preferred Class "B" stock, but the Board of Directors may, by subsequent resolution, declare any dividend, interest payment, or other distribution to Class "B" preferred shareholders only out of the oil assets. Further, the Board of Directors may authorize the repurchase by the Company of the Class "B" preferred shares using revenues generated by the oil assets. In no event will the Board of Directors have any power or capacity to create any priority to common or other preferred shareholders in contravention or derogation of the priority established for preferred Class "B" shareholders by this Article.

       5. The Original issuance of preferred Class "B" share shall require a distribution on a one-to-one ( 1 - l ) basis to all common shareholders of the Company as soon as practical after the date of the filing of the Amended Articles.

[The foregoing amendment was adopted at a shareholder meeting on January 16, 1996. At the time of adoption. the Company had issued, outstanding and entitled to vote only one class of common stock . Of the 516,515 issued, outstanding and entitled to vote, 286,190 shares were present in person, or by proxy, at the meeting; 282,190 shares voted in favor of the preferred Class "B" Shares; 750 shares abstained; and 650 shares voted against such proposal. The Board of Directors has determined that a majority of shares were present constituting a quorum, and that a majority of the shares present voted in favor of the foregoing proposal on the day and date indicated above.]












       The foregoing articles of amendment were submitted upon oath by the undersigned President of the Company and properly reflect the actions taken, approved and ratified by the Board of Directors.


                            _____________________
                             	Gerald L. Jensen
                              President

STATE OF COLORADO  )
                   ) ss.
COUNTY OF DENVER   )


       Personally appeared before me, the undersigned Notary, Mr. Gerald L. Jensen, who being first duly sworn represented he is President and Chairman of the Board of the Company and executed the foregoing Articles of Amendment pursuant to authorization of its Board of Directors and in accordance with a shareholder meeting and vote on this, 28th day of June, 1996.




                                        _____________________
                                     			Beverly J. Licholat
                                        NOTARY  PUBLIC

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